CHIEF COMPLIANCE OFFICER AGREEMENT

       THIS CHIEF COMPLIANCE OFFICER AGREEMENT (the “Agreement”) is dated as of this 17th day of August, 2015, by and between U.S. Bancorp Fund Services, LLC (“Service Provider”'), ETF Series Solutions (the “Trust”), and James R. Butz (“Compliance Officer”).

RECITALS

The U.S. Securities and Exchange Commission (“SEC”) issued regulations, including Rule 38a-1 (the “Rule”) promulgated under the Investment Company Act of 1940, as amended (the “1940 Act”), requiring investment companies such as the Trust to designate an individual in accordance with the Rule to be responsible for administering written policies and procedures that are designed to prevent violation of federal securities laws by the Trust.

The Trust currently delegates various management and administrative functions of the Trust to the Service Provider, and the Compliance Officer is currently employed by the Service Provider.

The Trust desires to designate the Compliance Officer as the individual responsible for administering the Trust’s policies and procedures under the Rule, and the Compliance Officer desires to be designated as such individual, on the terms and conditions set forth herein.

The parties believe it is in their best interests to make provision for certain aspects of their relationship during and after the period in which the Compliance Officer acts on behalf of the Trust under this Agreement,

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein, the Service Provider, the Trust, and the Compliance Officer (collectively, the “Parties”) agree as follows:

ARTICLE I

DESIGNATION AS CHIEF COMPLIANCE OFFICER

1.1           Term.  The Trust designates and appoints the Compliance Officer to perform the duties specified in Section 1.2, below, and Compliance Officer accepts the designation and appointment of the Trust, for a one (1) year period commencing on the date specified above (“Initial Term”), subject to earlier termination as set forth in Article III, below.  Following the expiration of the Initial Term, this Agreement shall be automatically renewed for successive one (1) year periods (collectively, “Renewal Terms”; individually, “Renewal Term”) unless, at least 30 calendar days prior to the expiration of the Initial Term or the then current Renewal Term, the Service Provider, the Trust or the Compliance Officer provides the other parties with a written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Initial Term or said Renewal Term, as applicable.  If this Agreement is renewed, the terms of this Agreement during such Renewal Term, including the termination provisions set forth in Article III, below, shall be the same as the terms in effect immediately prior to such renewal, subject to any such changes or modifications as mutually may be agreed among the Parties as evidenced in a written instrument signed by the Service Provider, the Trust and the Compliance Officer.

1.2           Position and Duties Respecting the Trust.  The Compliance Officer shall be designated and appointed by the Board of Trustees of the Trust (“Trust Board”), including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act, to the position of Chief Compliance Officer of the Trust, and, provided that Compliance Officer is not serving as an officer of the Trust covered by the Trust’s directors and officers liability insurance policy (“D&O Policy”) and the indemnification provisions in the Trust’s Declaration of Trust and By-laws, shall also be designated and appointed by the Trust’s Board as a Vice President of the Trust so as to be covered by the D&O Policy and the Trust’s indemnification provisions for acts or omissions arising during the Compliance Officer’s tenure as Chief Compliance Officer of the Trust.  With respect to the duties and responsibilities specified by the Rule respecting chief compliance officers, Compliance Officer shall be subject to the authority of, and shall report to, the Trust Board.  The Compliance Officer’s duties and responsibilities to the Trust shall include all those specified in Exhibit B to this Agreement and such other duties and responsibilities as may be mutually agreed upon by the parties.

 1.3           Service Provider Employment.  The Trust and the Compliance Officer understand and agree that the Compliance Officer will remain an employee of the Service Provider for all purposes (including, but not limited to, compensation, state and federal income tax withholding, state and federal unemployment tax and withholding, workers’ compensation, employee benefits and other terms and conditions of employment) pursuant to the terms and conditions established by the Service Provider from time to time and that the Compliance Officer will not be entitled to receive any compensation or benefits directly from the Trust; provided, however, that Compliance Officer shall be covered by the Trust’s D&O Policy for acts or omissions arising during the Compliance Officer’s tenure as Chief Compliance Officer of the Trust.  The Compliance Officer agrees that the Service Provider may provide the Trust with information respecting the Compliance Officer’s compensation and other terms and conditions of the Compliance Officer’s employment with the Service Provider as they exist from time to time.  The Trust acknowledges that, prior to the Initial Term of this Agreement, it has been informed by the Service Provider of the Compliance Officer’s compensation from the Service Provider and certifies that the Compliance Officer’s compensation is approved by the Trust Board, including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act (after review of such relevant information as the Trust Board required of the Service Provider).  The Trust shall, as often as required by the Rule, certify that the Compliance Officer’s compensation is approved by the Trust Board, including a majority of the Board members who are not “interested persons” of the Trust under the 1940 Act, after review of any information requested by the Trust Board from the Service Provider.  The Compliance Officer’s compensation from the Service provider shall be reviewed by the members of the Board of the Trust and evaluated based upon (i) the performance of the Compliance Officer, (ii) the compensation received by the Trust for compliance services, (iii) the number of advisers, sub-advisers and series in the Trust, (iv) industry norms for compensation for similar positions, and (v) any other factor deemed relevant by the members of the Board.  Subject to the provisions of Article III, below, nothing in this Agreement shall be construed to limit the right of the Compliance Officer or the Service Provider to terminate their employment relationship at any time with or without notice or reason.

1.3           Standard of Care.  The Compliance Officer shall carry out his/her duties under this Agreement in a reasonably careful, prudent and competent manner.

1.4           Undue Influence Prohibited.  The Service Provider agrees to comply with the provisions of Rule 38a-1(c) under the 1940 Act with respect to any termination or other employment-related actions regarding the Compliance Officer.

ARTICLE II

COMPENSATION

2.1   Initial Annual Fee. The Trust agrees to pay the Service Provider an annual fee for the services provided by the Compliance Officer to the Trust during the Initial Term of this Agreement as set forth in Exhibit C to this Agreement or such other amount as the Service Provider and the Trust may agree from time to time, provided that no such consent by the Trust shall be required for the Service Provider to lower its fee. The Service Provider will invoice the Trust for the one quarter of the amount of the first year annual fee within ten (10) business days following the start of the Initial Term, and the Trust agrees to pay the entire invoiced amount of this annual fee within 30 calendar days following its receipt of a quarterly billing invoice from the Service Provider respecting such fee.

2.2   Renewal Term Annual Fee. No later than 60 calendar days prior to the end of the Initial Term or any subsequent Renewal Term, the Service Provider will notify the Trust of the annual fee to be paid by the Trust to the Service Provider for the services provided by the Compliance Officer under this Agreement during any subsequent Renewal Term if different than the previous Renewal Term (or Initial Term, as applicable).  The Service Provider will invoice the Trust for the entire amount of this annual fee within ten (10) business days following the start of such Renewal Term, and the Trust agrees to pay the entire amount of this annual fee within 30 calendar days following its receipt of a billing invoice from the Service Provider respecting such fee; provided, however, that, should the Trust fail to agree to such Renewal Term annual fee, it shall notify the Service Provider no later than 30 calendar days prior to the expiration of the Initial Term or the then current Renewal Term and such notice shall constitute a notice of non-renewal of this Agreement pursuant to Section 1.1, above.

2.3   Expenses. The Trust will reimburse the Service Provider for all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance of the Compliance Officer’s duties and responsibilities pursuant to this Agreement, such as travel expenses, overnight courier, postage, long distance telephone and photocopying, but not the services of other professionals such as lawyers and accountants.  The Service Provider will invoice the Trust for the cost of such expenses within ten (10) business days following the first day of each month during the term of this Agreement, and the Trust agrees to pay the entire amount of such invoiced expenses within 30 calendar days following its receipt of a billing invoice from the Service Provider.

2.4   Additional Funds.  The Trust agrees that the Compliance Officer’s duties and responsibilities under this Agreement extend only to those funds listed in Exhibit A to this Agreement.  The Trust further agrees that any changes or modifications to the funds listed in Exhibit A may occur only by mutual agreement among the parties as evidenced in a written instrument signed by the Service Provider, the Trust, and the Compliance Officer, and any addition to the funds listed in Exhibit A may result in an adjustment to the then current annual fee in an amount to be determined by mutual consent of the Trust and the Service Provider and which shall be approved by resolution of the Board of Directors of the Trust and reflected in the minutes of the Trust meeting where such resolution was approved.

ARTICLE III

TERMINATION
3.1	Termination Rights.

(a)  Termination by the Trust. Subject to Section 3.2, below, the Trust Board (which must include a majority of the Trust Board’s Trustees who are not “interested persons” of the Trust, as such term is defined in the 1940 Act) may terminate the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer, and, if applicable, Vice President, and all of the Parties’ obligations under this Agreement at any time and for any reason in accordance with the Rule upon the provision of written notice to the Service Provider and the Compliance Officer.  The Parties understand and agree that only the Trust Board (and not the Service Provider) may terminate the Compliance Officer’s designation and appointment as Chief Compliance Officer, and, if applicable, Vice President, under this Section 3.1(a).  For purposes of this Section 3.1(a), the “Termination Date”' will be the date upon which the Service Provider actually receives such written notice from the Trust.

(b)  Termination Due to Separation of Compliance Officer’s Employment with the Service Provider.  Subject to Section 3.2, below, all of the Parties’ obligations under this Agreement terminate upon the end, for whatever reason, of the Compliance Officer’s employment with the Service Provider.  The Compliance Officer understands, acknowledges and agrees that upon the end, for whatever reason, of his or her employment with the Service Provider, the Service Provider will provide the Trust with written notice of the separation of the Compliance Officer’s employment, the reasons for such separation and any other information that the Trust may require regarding such separation. For purposes of this Section 3.1(b), the “Termination Date” will be the date upon which the Trust actually receives such written notice from the Service Provider.

(c)  Termination by Death.  Subject to Section 3.2, below, all of the Parties’ obligations under this Agreement terminate automatically, effective immediately and without the need for notice upon the Compliance Officer’s death.  For purposes of this Section 3.1(c), the “Termination Date” will be the date of the Compliance Officer’s death.

(d)  Termination Due to Non-Renewal.  Subject to Section 3.2, below, all of the Parties’ obligations under this Agreement terminate upon the non-renewal, for whatever reason and by whatever party, of this Agreement pursuant to Section 1.l, above, effective at the end of the Initial Term or the then current Renewal Term during which such notice of non-renewal is provided pursuant to Section 1.1, above.

(e)  Termination by Service Provider. Subject to Section 3.2, below, the Service Provider may terminate all of the Service Provider’s obligations under this Agreement at any time the Trust engages in any act or omission constituting Cause (as defined below) by giving notice to the Trust and the Compliance Officer stating the basis for such termination, effective immediately upon giving such notice or at such other time thereafter as the Service Provider may designate. “Cause” shall mean any of the following: (i) the Trust has materially breached this Agreement or any other agreement to which Trust and the Service Provider are parties or has materially breached any other obligation or duty owed to the Service Provider, and any such breach has not been cured within a reasonable period; (ii) the Trust has taken any action reasonably likely to result in material discredit to or loss of business, reputation or goodwill of the Service Provider; or (iii) either the Service Provider or the Trust have terminated any service agreements to which they are both parties; provided, however, that in exercising its right to terminate under this Section 3.l(e), the Service Provider is complying with, and not violating, the Rule.

3.2           Rights Upon Termination.

(a)      Section 3.1(a) Termination. If the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer, and, if applicable, Vice President, is terminated pursuant to Section 3.l(a), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Trust to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Trust for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below.

(b)      Sections 3.1(b) and (c) Terminations. The Parties understand, acknowledge and agree, that, upon termination of the Compliance Officer under Section 3.1(b), above, the Compliance Officer will no longer be employed by the Service Provider but will continue as the designated Chief Compliance Officer, and, if applicable, Vice President, of the Trust exclusively under terms and conditions which the Compliance Officer and the Trust may negotiate independent of the Service Provider and this Agreement.  If the Compliance Officer’s employment with the Service Provider is terminated pursuant to Sections 3.l(b) or (c), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Trust to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Trust for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below.

(c)  Section 3.1(d) Termination.  If this Agreement is terminated by non-renewal pursuant to Section 1.1, above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Service Provider to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the end of the Initial Term or the Renewal Term, as applicable, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (ii) the rights of the Parties under Article IV, below.

(d)  Section 3.1(e) Termination.  If this Agreement is terminated by the Service Provider pursuant to Section 3.l(e), above, the Parties shall have no further rights against each other under this Agreement, except for (i) the right of the Trust to receive a refund from the Service Provider of a prorated portion of the annual fee paid by the Trust for the term of this Agreement in effect on such Termination Date, prorated for any portion of the term prior to such Termination Date, which portion shall be retained by the Service Provider, (ii) the right of the Service Provider to receive payment from the Trust of all reasonable and necessary expenses incurred by the Compliance Officer in the course of the performance, through the Termination Date, of the Compliance Officer’s duties and responsibilities pursuant to this Agreement and (iii) the rights of the Parties under Article IV, below; provided, however, that the Compliance Officer will continue as the designated Chief Compliance Officer, and, if applicable, Vice President, of the Trust exclusively under terms and conditions which the Compliance Officer and the Trust may negotiate independent of the Service Provider and this Agreement.

ARTICLE IV

CONFIDENTIALITY; NONCOMPETITION

4.1.   Confidentiality Obligations. During the term of the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer under this Agreement, the Compliance Officer will not directly or indirectly use or disclose any Confidential Information or Trade Secrets except in the interest and for the benefit of the Service Provider and the Trust. After the termination, for whatever reason, of the Compliance Officer’s designation and appointment as the Trust’s Chief Compliance Officer, the Compliance Officer will not directly or indirectly use or disclose any Trade Secrets unless such information ceases to be deemed a Trade Secret by means of one of the exceptions set forth in Section 4.3(c), below.  For a period of two (2) years following termination, for whatever reason, of the Compliance Officer's designation and appointment as the Trust's Chief Compliance Officer, the Compliance Officer will not directly or indirectly use or disclose any Confidential Information, unless such information ceases to be deemed Confidential Information by means of one of the exceptions set forth in Section 4.3(c), below.

4.2             Restrictions on Competition During Employment by Service Provider.  During the Compliance Officer’s employment by the Service Provider, the Compliance Officer shall not directly or indirectly compete against the Service Provider, or directly or indirectly divert or attempt to divert Customers’ business from the Service Provider.  This prohibition includes work by the Compliance Officer as chief compliance officer under the Rule for any other service provider, investment company or investment advisor that is not conducted through the Service Provider.

4.3        Definitions.

(a)  Trade Secret.  The term “Trade Secret” shall have that meaning set forth under applicable law. This term is deemed by the Service Provider and the Trust to specifically include all computer source code created by or for the Service Provider and/or the Trust and any confidential information received from a third party with whom the Service Provider and/or the Trust have a binding agreement restricting disclosure of such confidential information.

(b)  Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret or proprietary information of the Service Provider and/or the Trust which has value to the Service Provider and/or the Trust and which is not known to the public or the competitors of the Service Provider and/or the Trust, generally, including, but not limited to, new products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans, methods of manufacture, technical processes, designs, inventions, research programs and results, and source code.

(c)  Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by the Compliance Officer to have been known by the Compliance Officer prior to the Compliance Officer’s employment by the Service Provider; (ii) is or becomes generally available to the public through no act or omission of the Compliance Officer; (iii) is obtained by the Compliance Officer in good faith from a third party who discloses such information to the Compliance Officer on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by the Compliance Officer outside the scope of the Compliance Officer’s employment by the Service Provider and the Compliance Officer’s duties under this Agreement without use of Confidential Information or Trade Secrets.

(d)  Customer.  The term “Customer” shall mean any individual or entity for which the Service Provider has provided services or products or made a proposal to provide services or products.

4.4        Return of Records.  Upon termination, for whatever reason, of this Agreement pursuant to Article III or Section 1.1, above, or upon request by the Service Provider and/or the Trust at any time, the Compliance Officer shall immediately return to the Service Provider and/or the Trust, as applicable, all documents, records, and materials belonging and/or relating to the Service Provider and/or the Trust, and all copies of all such materials. Upon termination, for whatever reason, of this Agreement pursuant to Article III or Section 1.1, above, or upon request by the Service Provider and/or the Trust at any time, the Compliance Officer further agrees to destroy such records maintained by the Compliance Officer on the Compliance Officer’s own computer equipment.

4.5            Scope of Restrictions. By entering into this Agreement, the Compliance Officer acknowledges the nature of the business of the Service Provider and the Trust and the nature and scope of the restrictions set forth in this Article IV, including specifically Wisconsin’s Uniform Trade Secrets Act, presently §134.90(1)(c), Wis. Stats.  The Compliance Officer acknowledges and represents that the scope of the restrictions are appropriate, necessary and reasonable for the protection of the business, goodwill, and property rights of the Service Provider and the Trust.  The Compliance Officer further acknowledges that the restrictions imposed will not prevent the Compliance Officer from earning a living in the event of, and after, termination, for whatever reason, of the Compliance Officer’s employment with the Service Provider or of the Compliance Officer’s designation and appointment as Chief Compliance Officer with the Trust.  Nothing herein shall be deemed to prevent the Compliance Officer, after termination of the Compliance Officer’s employment with the Service Provider or designation and appointment as Chief Compliance Officer with the Trust, from using general skills and knowledge gained while employed by the Service Provider or while serving as Chief Compliance Officer for the Trust.

4.6   Prospective Employers. The Compliance Officer agrees, during the term of any restriction contained in this Article IV, to disclose this Agreement to any future or prospective employer.  The Compliance Officer further agrees that the Service Provider and/or the Trust may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.

4.7        Effect of Termination.  Notwithstanding any termination of this Agreement, the Compliance Officer shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of this Agreement.

4.8        Effect of Breach.  In the event that the Compliance Officer breaches any provision of this Article IV, the Compliance Officer agrees that the Service Provider and/or the Trust may recover from the Compliance Officer any damages suffered as a result of such breach and recover from the Compliance Officer any reasonable attorneys’ fees or costs it incurs as a result of such breach.  In addition, the Compliance Officer agrees that the Service Provider and/or the Trust may seek injunctive or other equitable relief as a result of a breach by the Compliance Officer of any provision of this Article IV.

ARTICLE V

GENERAL PROVISIONS

5.1        Notices. Unless otherwise specified in this Agreement, any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested)  or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 5.1):

(a)	If to the Service Provider:

U.S. Bancorp Fund Services, LLC
615 E. Michigan Street
Milwaukee, WI 53202
Attn: Mike McVoy

(b)	If to the Trust:

ETF Series Solutions
c/o U.S. Bancorp Fund Services. LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: Michael D. Barolsky, Secretary

(c)	If to the Compliance Officer:

James R. Butz
c/o U.S. Bancorp Fund Services. LLC
615 East Michigan Street
Milwaukee, WI 53202

Unless otherwise specified in this Agreement, such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the party stated above or at any other address specified by such party to the other party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third day after it is sent.

5.2            Entire Agreement.  This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties, with respect to the subject matter hereof.

5.3        Injunctive Relief.  The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.

5.4            Headings.  The headings of sections and paragraphs of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

5.5       Consideration.  Execution of this Agreement is a condition of the Compliance Officer’s designation and appointment as Chief Compliance Officer with the Trust and such designation and appointment and the consideration received by the Compliance Officer under this Agreement constitutes the consideration for the Compliance Officer’s undertakings hereunder.

5.6        Amendment.  This Agreement may be altered, amended or modified only in a writing, signed by all of the Parties hereto.

5.7        Assignability.  This Agreement and the rights and duties set forth herein may not be assigned by the Compliance Officer, but may be assigned by the Service Provider and/or the Trust, in whole or in part.  This Agreement shall be binding on and inure to the benefit of each party and such party’s respective heirs, legal representatives, successors and assigns.

5.8        Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein. Nothing in this provision shall contemplate any blue-penciling prohibited under Wis. Stat. § 103.465.

5.9        Waiver of Breach.  The waiver by any party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

5.10          Governing Law; Construction.  This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsman hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

U.S. BANCORP FUND SERVICES, LLC:

/s/ Michael R. McVoy
(Signature)

By: Michael R. McVoy
(Printed Name)

Executive Vice President
(Title)

ETF SERIES SOLUTIONS:

/s/ Michael D. Barolsky
(Signature)

By: Michael D. Barolsky
(Printed Name)

Vice President and Secretary
(Title)

COMPLIANCE OFFICER:

/s/ James R. Butz
(Signature) James R. Butz

EXHIBIT A to the
CHIEF COMPLIANCE OFFICER AGREEMENT
by and between U.S. BANCORP FUND SERVICES, LLC, ETF SERIES SOLUTIONS, and JAMES R. BUTZ

August 17, 2015

SCHEDULE OF FUNDS OF TRUST FOR WHICH COMPLIANCE OFFICER IS
DESIGNATED AND APPOINTED TO THE POSITION OF CHIEF COMPLIANCE OFFICER

Fund Name	Adviser	Sub-Adviser	Date of Appointment
AlphaClone Alternative Alpha ETF	Exchange Traded Concepts, LLC	Vident Investment Advisory, LLC	May 13, 2013
Vident International Equity Fund	Exchange Traded Concepts, LLC	Vident Investment Advisory, LLC	August 22, 2013
Vident Core U.S. Equity Fund	Exchange Traded Concepts, LLC	Vident Investment Advisory, LLC	November 14, 2013
Deep Value ETF	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	February 26, 2014
Falah Russell-IdealRatings U.S. Large Cap ETF	Exchange Traded Concepts, LLC	Mellon Capital Management Corporation	May 19, 2014
Vident Core U.S. Bond Strategy ETF	Exchange Traded Concepts, LLC	Vident Investment Advisory, LLC	September 2, 2014
Validea Market Legends ETF	Validea Capital Management LLC		November 17, 2014
Diamond Hill Valuation-Weighted ETF	Diamond Hill Capital Management, Inc.		November 17, 2014
Master Income ETF	Exchange Traded Concepts, LLC	Penserra Capital Management, LLC	November 17, 2014
AlphaMark Actively Managed Small Cap ETF	AlphaMark Advisors, LLC		February 19, 2015
U.S. Global Jets ETF	U.S. Global Investors, Inc.		February 19, 2015
U.S. Global Weiss ETF	U.S. Global Investors, Inc.		February 19, 2015
FFI U.S. Large Cap Fossil Free ETF	FFI Advisors, LLC	Vident Investment Advisory, LLC	May 18, 2015
Loncar Cancer Immunotherapy ETF	Exchange Traded Concepts, LLC	Vident Investment Advisory, LLC	August 17, 2015
AlphaClone Small Cap ETF	Coefficient Capital, Inc.	Vident Investment Advisory, LLC	August 17, 2015
AlphaClone International ETF	Coefficient Capital, Inc.	Vident Investment Advisory, LLC	August 17, 2015
AlphaClone Value ETF	Coefficient Capital, Inc.	Vident Investment Advisory, LLC	August 17, 2015
AlphaClone Activist ETF	Coefficient Capital, Inc.	Vident Investment Advisory, LLC	August 17, 2015

EXHIBIT B

The Compliance Officer’s duties and responsibilities to the Trust under this Agreement shall be as follows:

♦	To administer the Trust’s written policies and procedures approved by the Trust Board in accordance with the Rule.

♦
To report directly to the Trust Board on a regular basis, and at least annually, to provide the Trust Board with a written report on the operation of the Trust’s policies and procedures and those of its service providers.  The report must address at a minimum:  (1) the operation of the policies and procedures of the Trust and each service provider since the last report, (2) any material changes to the policies and procedures since the last report, (3) any recommendations for material changes to the policies and procedures as a result of the annual review (the report should discuss the Trust’s particular compliance risks and any changes that were made to the policies and procedures to address newly identified risks), and (4) any material compliance matters since the date of the last report.  Serious compliance issues must, however, be brought to the Trust Board’s attention promptly, and therefore cannot be delayed until an annual report.

♦
To meet in executive session with the independent directors on the Trust Board at least once per year, without anyone else (such as management or interested directors) present (other than independent counsel to the independent directors).

♦	To ensure that the Trust complies with the recordkeeping requirements of the Rule.

♦	Such other duties and responsibilities as may be mutually agreed upon by the parties.

EXHIBIT C

All fees are subject to Board approval.

Chief Compliance Officer Annual Fees (Per Index Provider Relationship/Fund Family)
•	$[ ] for each Fund

Plus:

•	$[ ] for the investment adviser (to be split by all Funds using the same investment adviser)
•	$[ ] /trading sub-advisor (to be split by all Funds using same trading sub-advisor)

Chief Compliance Officer Annual Fees (Per non-ETC Advisor Relationship/Fund Family)
•	$[ ] for the first fund
•	$[ ] for each additional fund
•	$[ ] /sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.